Exhibit 10.16

Execution Version

“ASOCIACIÓN EN PARTICIPACIÓN” AGREEMENT (THIS “AGREEMENT”) DATED AS OF JUNE 21, 2021 (“SIGNING DATE”), BY AND BETWEEN LIBROS FORÁNEOS, S.A. DE C.V., AS MANAGING PARTNER (“LIFO”), REPRESENTED HEREIN BY FEDERICO JOSÉ ESCORIAL BONET AND RODRIGO HUMBERTO GONZÁLEZ CALVILLO, AND SERVICIOS DE JUEGO ONLINE, S.A., AS ASSOCIATING PARTNER (“SEJO”, AND JOINTLY WITH LIFO, THE “PARTIES”), REPRESENTED IN THIS ACT BY OSCAR IGLESIAS SÁNCHEZ AND ÁNGEL CORZO UCEDA IN ACCORDANCE WITH THE FOLLOWING RECITALS, REPRESENTATIONS AND CLAUSES:

This Agreement shall become effective on the effective date of the closing (“Effective Date”) of the Business Combination Agreement entered into following the signing of this Agreement on June 21, 2021 by and among SEJO, DD3 Acquisition Corp. II (“SPAC”), Codere Online Luxembourg, S.A. (“Holdco”) and the other parties signatory thereto and pursuant to which Holdco shall be the sole shareholder of SEJO and SPAC on the Effective Date.

RECITALS

I.	On May 11, 1990, the Secretaría de Gobernación (the “Secretariat”), through the Dirección General de Gobierno (“General Directorate of Government”), granted LIFO permit No. 2768 to operate several remote betting centers and number drawing rooms (as such permit has been modified, clarified and supplemented, the “Permit”).

II.	On August 6, 1997, the Secretariat, through the General Directorate of Government, granted in favor of LIFO, license No. DGG/SP/442/97, authorizing the right to operate telephone and the internet betting under the Permit.

III.	On May 8, 2015, the Secretariat, through the Dirección General de Juegos y Sorteos (“General Directorate of Gaming”), granted in favor of LIFO, license No. DGJS/1018/2015, authorizing the extension of the duration of the Permit, from May 11, 2015 to May 11, 2027.

IV.	On March 14, 2019, the Secretariat, through the General Directorate of Gaming, granted in favor of LIFO license No. DGJS/234/2019, authorizing LIFO to collect bets through the internet under the Permit through the electronic page with the domain www.codere.mx, starting on January 1, 2019 (the “Online Authorization”).

REPRESENTATIONS

I.	LIFO represents, through its legal representative, that:

(i)	It is a variable capital stock Company, duly incorporated and validly existing, in accordance with the laws of the United Mexican States (“México”).

(ii)	Its attorney has the sufficient and necessary powers in order to represent it and bind it in terms of this Agreement, which powers have not been, as of this date, revoked or limited in any way whatsoever as of the Signing Date.

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(iii)	It is in fulfillment of (i) the obligations established in the Permit and the Online Authorization, (ii) those obligations provided in the laws, regulations and other legal provisions that are applicable to the Permit and the Online Authorization, including, but not limited to, the Ley Federal de Juegos y Sorteos (the “Law”) and its Regulations (the “Regulations”), and (iii) any order, decree, instruction or any other administrative resolution issued by any governmental authority in regard to the Permit and the Online Authorization.

(iv)	It holds the Permit and the Online Authorization, which as of the Signing Date are in force and are sufficiently broad to allow LIFO to carry out all the activities corresponding to the Business Deal.

(v)	It has established an internal control system for transactions carried out via the Internet, preparing a written description of the procedures and rules that ensure the confidentiality and prevent the manipulation of the betting systems, in compliance with the provisions of Article 85 of the Regulations.

(vi)	Its corporate purpose allows the execution and fulfillment of this Agreement. Furthermore, that it has all of the corporate authorizations that are necessary in order to bind itself under the terms thereof.

(vii)	The execution of this Agreement and the fulfillment of its obligations under the terms thereof, do not contravene or otherwise will result in any default of (i) its corporate by-laws; (ii) any law, regulations, including the Law and Regulations, decree or authorization (including the Permit), arbitral award, order or judgement applicable to LIFO, or (iii) any provision established in any agreement or contract of any nature of which it is a party.

(viii)	No approval or authorization from the Secretariat or the General Directorate of Gaming or any other authority is necessary to carry out all the activities consistent with the Business Transaction, enter into this Agreement and perform all its obligations hereunder.

(ix)	The Agreement is a valid and binding obligation for LIFO, enforceable in accordance to its own terms.

(x)	There is no pending proceeding whatsoever, or it is not aware of any proceeding whatsoever intended to be filed and that could adversely and relevantly affect the validity, legality or enforceability of the obligations acquired thereby in view of this Agreement.

(xi)	LIFO’s representations are accurate and correct. It acknowledges that it is the deciding factor that determines SEJO’s contractual intent of executing this Agreement.

II.	SEJO represents, through its legal representative, that:

(i)	It is a stock Company, duly incorporated and validly existing in accordance with the laws of Spain.

(ii)	Its attorney has the sufficient and necessary powers in order to represent it and bind it in terms of this Agreement, which powers have not been, as of this date, revoked or limited in any way whatsoever as of the Signing Date.

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(iii)	Its corporate purpose allows the execution and fulfillment of this Agreement. Furthermore, that it has all of the corporate authorizations that are necessary in order to bind itself under the terms thereof.

(iv)	The execution of this Agreement and the fulfillment of its obligations under the terms thereof, do not contravene or otherwise will result in any default of (i) its corporate by-laws; (ii) any law, regulations, including the Law and Regulations, decree or authorization (including the Permit), arbitral award, order or judgement applicable to LIFO, or (iii) any provision established in any agreement or contract of any nature of which it is a party.

(v)	The Agreement is a valid and binding obligation for SEJO, enforceable in accordance to its own terms.

(vi)	There is no pending proceeding whatsoever, or it is not aware of any proceeding whatsoever intended to be filed and that could adversely and relevantly affect the validity, legality or enforceability of the obligations acquired thereby in view of this Agreement.

In view of the foregoing, and in consideration of the Recitals and Representations aforementioned, the Parties agree to the following:

CLAUSES

ONE

DEFINITIONS AND PURPOSE

1.1 Definitions. The parties agree that, for all purposes of this agreement, the following terms, both in singular or plural forms, in masculine or feminine, will have the following scope and meaning:

a)	Affiliate. means, with respect to a natural person, the spouse, common-law spouse and relatives by blood or affinity up to the third degree; and with respect to any Person, any other Person who, directly or indirectly through one or more intermediaries, exercises Control over the first Person, is under the Control of the first Person or is under the common Control of a third Person with the first Person;

b)	Association. Refers to the Asociación en Participación that is the object of this Agreement;

c)	Associating Partner. Means Servicios de Juego Online, S.A., a stock Company incorporated under the laws of Spain;

d)	Authorized Parties. Are the ones appointed, from time to time, by SEJO, who shall be the only ones authorized to use the funds in the Concentrating Bank Accounts, except as provided in Section 2.4;

e)	Budget. The annual budget for the Mexican online business to be set by SEJO in accordance with the business plan;

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f)	Business or Business Deal. Means that which consists in placing bets through the Internet, under the terms of the Online Authorization and the Permit, including but not limited to the placing of bets through the electronic page with the domain www.codere. mx, as well as the collection in general of all types of bets by remote means in terms of article 85 of the Regulations, such as by telephone, the Internet or any other existing or future means that allows remote and electronic access to the collection of bets in accordance with the Permit (including apps and other types of access that allow the collection of bets through mobile devices or by computer);

g)	Concentrating Bank Accounts. Shall have the meaning assigned to such term in Section 2.3 of this Agreement.

h)	Codere Group. Means Codere Newco, S.A.U., and its Affiliates (except SEJO and its subsidiaries) which operate slot machines, bingo seats and betting terminals in Latin America, Spain and Italy through various outlets including gaming halls, arcades, bars, betting parlors and racetracks, as described at www.grupocodere.com;

i)	Control. (including, with a correlative meaning, the terms “controlling,” “controlled by” and “under common control of”) means, with respect to any Person, the power, whether direct or indirect, to direct or cause the direction or determination of the management policies of such Person, whether through ownership or title to more than 50% (fifty percent) of the shares, partnership interests or other equivalent voting securities in such Person or by virtue of contract, agreement, act or otherwise;

j)	Law. Means the Ley Federal de Juegos y Sorteos;

k)	Managing Partner. Means Libros Foráneos, S.A. de C.V., variable capital stock Company incorporated under the laws of Mexico;

l)	Online Authorization. Means license No. DGJS/234/2019, granted by the Secretariat, through the General Directorate of Gaming, under which LIFO was authorized to collect bets through the internet under the Permit through the electronic page with the domain www.codere.mx, starting on January 1, 2019.

m)	Person. Means any natural or legal person, including trusts, joint ventures or governmental authorities, regardless of nationality or legal status;

n)	Permit. Permit No. 2768, dated May 11, 1990, granted by the Secretariat, through the General Directorate of Government to operate several remote betting centers and number drawing rooms (as such Permit has been modified, clarified and supplemented, the “Permit”).

o)	Regulations. Means the Regulations of the Ley Federal de Juegos y Sorteos, and

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p)	Secretariat. Means the Secretaría de Gobernación and all of its respective units which are in charge of the interpretation, authorization, supervision and control of any gaming and lottery activity;

1.2 Purpose. In terms of the provisions of article 252 of the General Corporations Law, LIFO, subject to the terms and conditions provided in this Agreement, agrees to grant SEJO, a share of the profits and losses resulting from the Business Deal, in the amounts and proportions established in Section 5.3, in consideration for the contribution of goods, rights and services that SEJO, in its capacity of associating partner, binds itself to make in accordance with the provision in Section 2.1 (the “Joint Venture”).

The management, operation and exploitation of the Business shall be carried out, in accordance with the terms of this Agreement for the duration of the Joint Venture and until its dissolution, in terms of the provisions in Clause Eight.

In the operation and exploitation of the Business, each one of the Parties shall act on its own behalf, so there shall be no legal relationship between them and third parties, directly or indirectly related with the exploitation of the Business, in terms of the provisions in article 256 of the General Corporations Law.

Any matter that is not expressly provided in this Agreement regarding the Joint Venture and/or the operation and exploitation of the Business shall be decided by SEJO’s corporate bodies, officers and representatives.

TWO

CONTRIBUTIONS

2.1 Contributions. In consideration for the sharing of profits and losses resulting from the operation and exploitation of the Business and which LIFO grants in favor of SEJO under the terms of this Agreement, the Parties shall make the following contributions:

(a)	LIFO: $50,000.00 M.N. (Fifty Thousand Pesos 00/100, national currency), amount that will be contributed upon the opening of the first Concentrating Bank Account.

(b)	SEJO: (i) $49,950,000.00 M.N. (Forty Nine Million Nine Hundred Fifty Thousand Pesos 00/100, national currency), amount that will be contributed according to the needs of the Business, always in accordance with and in compliance with the Budget.

(ii) In the event that the operating flows of the Joint Venture so require, SEJO will make the additional contributions necessary to finance the expenses associated with the operation and exploitation of the Business, always in accordance with the provisions of the Budget.

The Parties may subsequently make such additional contributions to the Joint Venture as they deem necessary or, as the case may be, SEJO may accept third parties to participate in the Joint Venture by contributing goods or services in order to achieve the purposes set out in this Agreement, at SEJO’s discretion. The admission of third parties, as well as any additional contribution to the Joint Venture will always require the prior written consent of SEJO.

2.2 Contribution Capital Account. LIFO shall maintain a capital contribution account of the Joint Venture, by the Parties individually, in accordance with the applicable tax provisions, in which all contributions made by the Parties to the Joint Venture shall be recorded (the “Capital Contribution Account”).

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2.3 Concentrating Bank Account. LIFO, as Managing Partner under the Joint Venture, shall open one or more bank accounts, as determined by SEJO, in which shall be deposited (a) all funds derived from the contributions made by the Parties and (b) all funds derived from the operation and exploitation of the Business (the accounts described in (a) and (b), jointly, the “Concentrating Bank Accounts”).

The Parties agree that LIFO shall execute before a notary public in Mexico in favor of SEJO a special power of attorney substantially in terms of the document attached hereto as Exhibit “A”, for purposes that, with the exception of the provisions set forth in Section 2.4 below, SEJO exclusively appoints the parties that may use the Concentrating Bank Accounts, the funds that are necessary for the operation and exploitation of the Business, in the understanding that any use of resources from the Concentrating Bank Accounts shall be made by any of the parties appointed by SEJO as authorized signatory in such accounts.

In order to fulfill the provisions in article 257 of the General Corporations Law, the Parties shall carry out all of the filings that are necessary in order to record this Clause in the Public Commercial Registry of the place where LIFO, as managing partner, does business.

2.4 LIFO’s Use. Notwithstanding the provisions of Section 2.3 above, LIFO shall be entitled at all times to designate one or more persons exclusively to make any withdrawals from the Concentrating Bank Accounts, with the prior authorization of SEJO, which may not be unreasonably withheld, that are necessary to enable LIFO to comply with any tax or regulatory obligations, whether or not such funds have been contributed to the Business by SEJO pursuant to this Agreement.

2.5 Ownership of Acquired Assets. SEJO shall at all times own, or hold the rights to use or enjoy, the equipment required for the operation and exploitation of the Business from the proceeds of the contributions made by SEJO pursuant to Section 3.1 or from the operating cash flows of the Business. Any assets of the Business may be pledged by the Parties, at SEJO’s discretion, to the extent that such pledge (i) is required by any financial institution or any third party providing financing for the Business (provided that such financing is authorized by the relevant corporate bodies of SEJO) and (ii) is permitted in terms of the applicable legal provisions and the Permit.

THREE

AFFECTATIONS

3.1 Affectations. For the proper operation and exploitation of the Business, LIFO irrevocably undertakes to keep in force and exploit the Permit and the Online Authorization, as well as to comply with the terms thereof and to request the renewal of the Permit from time to time under the terms set forth in the Permit itself. The exploitation of the Permit shall be limited to the operation and exploitation of the Business, in accordance with the terms of the Permit and the Online Authorization.

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FOUR

ACCOUNTING

4.1 Accounting. SEJO will keep duly updated the books and records reflecting the operation and management of the Business, in accordance with the Financial Reporting Standards issued by the Mexican Financial Reporting Standards Board, A.C. and any other generally accepted accounting principles that, if applicable, are determined by SEJO in accordance with applicable law. For purposes of the provisions of Clause Six, LIFO will at all times have the right to have the accounting firm it determines review and examine such books and records, with the understanding that SEJO will cover the expenses incurred in such examinations. To this effect, the books, records and accounting documents related to the Business shall be audited by a firm of independent public accountants of recognized prestige (including PwC, Deloitte, KPMG and EY).

FIVE

FISCAL YEAR; PROFITS AND LOSSES; PROFIT DISTRIBUTION

5.1 Fiscal Year. The fiscal year of the Joint Venture shall run from January 1 to December 31 of each year, except for the first fiscal year, which shall run from the Effective Date to December 31 of the current year.

5.2 Profits and Losses. Within the first 60 (sixty) calendar days1 following the closing of each fiscal year, SEJO will prepare the balance sheet of the Joint Venture and a profit and loss statement of the Joint Venture (collectively, the “Financial Statements”), which will be audited by external auditors appointed by SEJO. These Financial Statements will serve as the basis for determining the net profit or loss for the corresponding fiscal year.

The Financial Statements must be approved by LIFO within 15 (fifteen) calendar days after they are delivered by SEJO to LIFO, which approval may not be denied without reasonable justification, in the understanding that the lack of such approval within the aforementioned term shall be understood as an implicit approval by LIFO.

Once the Financial Statements have been approved, SEJO, in accordance with the profits obtained, will determine the remainder in order to make the distribution of the profits in favor of LIFO and in its favor, in accordance with Section 5.3.

5.3 Profit Distrubution. Based on the Financial Statements, SEJO shall determine the amount of net profits or losses from the operation and development of the Business during the preceding year and shall proceed as follows:

(a)	Such amount may be deducted as SEJO may deem necessary or desirable under the Financial Statements to constitute any reserve funds.

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(b)	The remaining profits, unless otherwise agreed by the Parties, will be distributed as follows:

(i)	LIFO shall receive 0.01% (zero point one percent); and

(ii)	SEJO shall receive 99.99% (ninety-nine point ninety-nine percent).

(c)	SEJO’s losses shall not exceed the value of its contributions.

(d)	The Joint Venture will periodically make reductions to SEJO’s Capital Contribution Account in order to transfer to SEJO cash flows equivalent to the amortization of the deductions from the assets recorded in SEJO’s Capital Contribution Account. The Joint Venture must make such transfer at least once a year, subject to the determination of applicable tax and other fiscal obligations, among others. SEJO must also provide LIFO with a certificate evidencing its tax residency in Spain on an annual basis.

SIX

TAX OBLIGATIONS

6.1 Tax Obligations. LIFO, as Managing Partner, will be responsible for complying with the obligations set forth in the applicable tax provisions and in accordance with the accounting information provided by SEJO in terms of Section 4.1 above, including the obligation to make provisional payments applicable to the Joint Venture up to the amount of the equity contributed to the Joint Venture. For such purposes, LIFO will be responsible for requesting and obtaining a Federal Taxpayers Registry number (número de Registro Federal de Contribuyentes) for the Joint Venture and the income and accounting expenses of such Joint Venture must be recorded separately in order to file the corresponding tax returns, make the provisional payments, payments for the end of the corresponding fiscal year, whereby LIFO, in its capacity as partner, will request, if applicable, any tax refund when applicable.

Likewise, LIFO will withhold the corresponding payments, if applicable, in accordance with the tax provisions in force.

LIFO will provide SEJO, prior to filing, with copies of all notices and payment statements that LIFO intends to file with the tax authorities arising out of the Joint Venture and will give SEJO the opportunity to review and comment on the payment statements and any other documents that LIFO, as a Managing Partner, has the right and intent to file or file with any tax or other authority, and LIFO will consider in good faith all comments and opinions of SEJO and its advisors. In addition, LIFO shall also afford SEJO and its advisors the opportunity to participate in meetings with tax or other authorities as may be necessary in connection with LIFO’s obligations as a Managing Partner or in connection with the obligations of the Joint Venture.

SEVEN

DURATION; CONTINUITY OF THE BUSINESS; NON-COMPETITION

7.1 Duration. This Agreement shall be in effect as of the Effective Date and for the full term of the Permit, as the same may be renewed from time to time, for which purpose LIFO shall use its best efforts to obtain such renewals for the maximum term permitted by the Law.

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7.2 Continuity of the Business. In the event that for any reason a proceeding is initiated to cancel or revoke the Permit and/or the Online Authorization, LIFO will use its best efforts to have some other Mexican entity member of the Codere Group grant SEJO the operation of a gaming permit to operate the Business on the terms of this Joint Venture but under the terms of such permit. The Parties will negotiate the manner in which such entity becomes a Managing Partner or Associating Partner of the Joint Venture, provided, however, that in this event SEJO will maintain the percentage of the remaining profits set forth in Section 5.3, with LIFO or its affiliated entity diluting its share of the remaining profits of the Business in this event.

7.3 Early Termination. Upon 15-calendar day’s written notice to LIFO, SEJO may terminate this Agreement without the necessity of a court order. Otherwise, LIFO may not terminate this Agreement for any reason without the prior written consent of SEJO. The foregoing is on the understanding that for LIFO, this Agreement and its obligations to the Business are binding during the entire term of the Permit and any renewals thereof for the maximum term permitted by law.

EIGHT
DISSOLUTION; LIQUIDATION

8.1 Dissolution and Liquidation. In the cases in which this Agreement is terminated or terminated for any of the causes provided in Section 7 above of this Agreement, the Joint Venture shall be dissolved and liquidated in accordance with the following:

(a)	The person designated by the Parties by mutual agreement shall act as liquidator of the Joint Venture. The liquidator shall proceed to prepare an inventory of the existing contributions. Likewise, the liquidator shall prepare the Financial Statements for the period between the date of the beginning of the fiscal year and the effective date of the dissolution of the Joint Venture.

(b)	The liquidator shall additionally proceed to::

i.	Conclude the operations of the Business that have remained pending;

ii.	Collect what is due to the Joint Venture and pay what is due, including, without limitation, those taxes that are due according to the applicable legal provisions;

iii.	Determine which are the contributions whose right of use and enjoyment must be returned to SEJO and/or, as the case may be, to LIFO; and

iv.	Formulate, as the case may be, a project for the distribution of the remainder of the assets of the Joint Venture.

(c)	Upon determination of items i. to iv. of Section 8.1(b), such information shall be sent to the Parties together with the Financial Statements referred to in this Section.

(d)	The Parties shall have a period of 60 (sixty) calendar days to study the Financial Statements, as well as the information referred to in paragraphs i. to iv. of Section 8.1(b), after which time the distribution of the contributions and the remainder of the assets of the Joint Venture and the restitution of the rights of use and enjoyment of the corresponding contributions shall be made.

(e)	Until the Parties agree otherwise, the percentages of participation in the remainder of the capital stock shall be made in accordance with the contributions made, in the percentages provided in paragraph (b) of Section 5.3 above.

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NINE
CONFIDENCIALITY

9.1 Confidential Information. For purposes of this Agreement, “Confidential Information” means all information related to internal policies, competitive and expansion plans and programs, organizational manuals, operating and administrative systems, among others, including the exchange of know-how, results or conclusions and all information, business, financial, technology and data processes related to or pertaining to each of the Parties.

Confidential Information does not include information that (i) prior to its disclosure by the disclosing party was already known and/or in the possession of the receiving party without obligation of confidentiality; (ii) the Parties have independently developed and/or prepared; (iii) the Parties have obtained from another source that has no obligation of confidentiality; and (iv) is available to the public at the time of receipt, or becomes public or in the public domain at a later time, without such disclosure coming from any of the Parties or their affiliates.

In the event of a request from a competent authority, the requested Party shall act in strict compliance with the provisions of the legal provisions in force that are applicable to the specific case, in the understanding that, to the extent permitted by applicable law, such requested Party shall provide a copy of such request to the other Party as soon as possible and, in any event, within three (3) calendar days following its receipt.

9.2 Obligation of Confidentiality. Except as required by a judicial authority, during the term of this Agreement and after its termination, neither Party shall (and shall not permit its employees, agents, subcontractors or affiliates to): (i) disclose, publish or expose any Confidential Information to any person or entity that is not a Party to this Agreement; (ii) copy or reproduce, in whole or in part, the Confidential Information; (iii) use, exploit or permit the use or appropriation of the Confidential Information by any unauthorized person; or (iv) market or exploit such Confidential Information or permit any other person or entity to do so, without the prior written authorization of the other Party.

The Parties agree to use the Confidential Information only to comply with their obligations under this Agreement.

TEN

INDEMNIFICATION

10.1 Indemnification payable by SEJO. SEJO shall be liable to LIFO, and shall indemnify and hold harmless LIFO and its Affiliates within the Codere Group, for any damages suffered or liability incurred by LIFO or its Affiliates within the Codere Group arising out of, deriving from or resulting from:

(a)	the inaccuracy, omission, or misrepresentation of any of SEJO’s representations as set forth in this Agreement;

(b)	any fact, act or omission directly attributable to SEJO in breach of this Agreement that results in damage and/or harm to LIFO, or its affiliates within the Codere Group; or

(c)	any claim, suit or proceeding, whether administrative, judicial, labor, tax or arbitration, made or commenced against LIFO, or its affiliates within the Codere Group by any third party (including, without limitation, any governmental authority or creditors of LIFO or its affiliates) in respect of any act, fact or omission in violation of any representation or obligation of SEJO contained in or related to this Agreement.

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The indemnification obligations provided in this Section 10.1 shall survive the termination of this Agreement for the longest period permitted by applicable law.

10.2 Indemnification payable by LIFO. LIFO shall be individually and unrestrictedly liable to SEJO, and shall indemnify and hold SEJO and its Affiliates harmless, for any damages and/or injury suffered or liability incurred by SEJO or its Affiliates arising out of, arising out of or resulting from:

(a)	the inaccuracy, omission, or misrepresentation of any of LIFO’s representations under this Agreement;

(b)	any fact, act or omission directly attributable to LIFO in breach of this Agreement, which results in damage and/or harm to SEJO or its Affiliates;

(c)	any claim, suit or proceeding, whether administrative, judicial, labor, tax or arbitration, made or brought against SEJO or its Affiliates by any third party (including, without limitation, any governmental authority or creditors of SEJO or its Affiliates) with respect to any act, deed or omission in violation of any representation or obligation of LIFO contained in or related to this Agreement;

(d)	the revocation of the Permit or Online Authorization by final resolution due to an act or omission by LIFO or any of its officers, board members or directors, shareholders (direct and indirect), employees, agents, representatives or affiliates;

(e)	the revocation or commencement by LIFO of a proceeding seeking to invalidate or seeking to create a legal impediment to the exercise of any of the powers and/or any other authorizations granted by LIFO in favor of SEJO in connection with this Agreement, including to manage, operate or dispose of the Concentrating Bank Accounts;

(f)	any suit or legal proceeding brought by any of LIFO’s or Codere Group’s creditors (including any governmental authority), to attach, levy or otherwise obtain access to the funds deposited in the Concentration Bank Accounts, provided, however, that (i) LIFO’s indemnification obligation under this Section 10. 2(f) shall be limited to the amount of damages actually caused to SEJO, and (ii) SEJO expressly waives any indemnification by LIFO for damages caused, if any; or

(g)	the disposition of any of the assets of the Joint Venture or funds deposited in the Concentrating Bank Accounts by LIFO or any of its officers, board members, directors, shareholders (direct and indirect), employees, agents, representatives or Affiliates, in an unlawful manner or in contravention of the authorizations provided in this Agreement or in the powers granted in favor of SEJO; provided, however, that (i) LIFO’s indemnification obligation under this Section 10. 2(g) shall be limited to the amount of damages actually caused to SEJO, and (ii) SEJO expressly waives any indemnification by LIFO for damages caused, if any.

Any damages and/or injury indemnified pursuant to this Section 10.2 shall not be cumulative or duplicative with any other indemnification obligation under this Agreement or any other agreement.

The indemnification obligations under this Section 10.2 shall survive the termination of this Agreement for the longest period permitted by applicable law.

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ELEVEN

MISCELLANEOUS

11.1 Assignment. Except as provided in the following paragraph, neither Party may assign all or any part of its rights or obligations under this Agreement without the prior written consent of the other Party. The act, contract or fact that is carried out in contravention of the provisions of this Section shall not produce any legal effect whatsoever.

The foregoing, in the understanding that SEJO may assign all or part of the rights or obligations derived from this Agreement to any of its Affiliates without the prior written consent of the other Party.

11.2 Independent Parties. This Agreement does not constitute and shall not be considered as the establishment of an employment relationship between the Parties. The Parties are independent of each other. Neither Party is or shall be deemed to be an employee, agent, servant, representative, partner or associate of the other, nor does either Party have any authority to assume or create any obligation or liability of any nature whatsoever on behalf of the other Party.

Each Party shall be responsible for performing its acts under this Agreement through its respective representatives, agents, agents and/or employees, as the case may be.

The Parties acknowledge and agree that each Party shall be responsible and liable for its obligations with respect to such representatives, agents, agents and/or employees, and the other Parties shall have no liability whatsoever, including employment liability, with respect to such representatives, agents, agents and/or employees and agree to indemnify and hold each other harmless from and against any and all claims, action, suit, proceeding or judgment, damage, loss, cost or expense, including but not limited to reasonable attorneys’ fees, arising in connection with any alleged or existing suit or claim brought by such representatives, agents, agents and/or employees against the other Parties. For the purposes and under the terms of Article 13 of the Federal Labor Law, each Party represents that it has sufficient elements of its own to comply with the obligations arising from the relationship with its employees. Therefore, LIFO shall remain at all times outside of any labor relationship existing between SEJO and its employees or workers and likewise, SEJO shall remain at all times outside of any labor relationship existing between LIFO and its personnel, employees or workers. Accordingly, each of the Parties shall be liable for any claim or demand of its respective workers at its own expense and responsibility and, if applicable, shall indemnify the other party from any liability of a labor nature that may arise, as well as reimburse any expenses or disbursements that the other party may have to make for such reason. Likewise, each of the Parties shall be solely liable for any amounts owed or to become owed to the Mexican Social Security Institute or to the National Workers’ Housing Fund Institute or to any other authority or arising from the Income Tax Law or any other law, with respect to its personnel, employees or workers.

11.3 No waiver; Accrual of rights. The failure or delay by either Party in exercising any right under this Agreement or under any related agreement, instrument or document shall not be deemed a waiver thereof, nor shall any single or partial exercise of such rights preclude the further exercise of that or any other right. The rights and remedies of the Parties under this Agreement and all related agreements, instruments and documents are cumulative and shall be deemed to be in addition to, and not exclusive of, any rights or remedies provided by law, except as otherwise provided in this Agreement. The rights and remedies of the Parties under this Agreement and any instrument, contract and/or related document, against any Party thereto are not conditional or contingent upon any attempt by its Party to exercise any of its rights and remedies under this Agreement or under any contract, instrument and/or related document, against such Party or against any person or entity.

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11.4 Independence of Clauses. In the event that any provision of this Agreement is declared invalid, illegal or unenforceable by a competent authority in any jurisdiction, the Parties to this Agreement agree, to the fullest extent possible, that the legality, validity and enforceability of such provision in any other jurisdiction, as well as the validity, legality and enforceability of the other provisions in the jurisdiction in question, shall not in any way be affected or impaired by the invalid provision.

11.5 Amendments and Additional Agreements. This Agreement may not be amended, added to, waived or otherwise modified except by an instrument in writing signed by each of the Parties.

In this respect, the Parties acknowledge and agree that they may, in one or more separate instruments, adopt the agreements and implement the mechanisms they deem necessary or convenient for the proper coordination of the activities associated with the use, development and exploitation of the Business.

11.6 Preservation of Rights and Obligations. In the event of termination of the Agreement, the Parties acknowledge and agree that they shall preserve their rights and obligations under Section Seven (Duration; Continuity of the Business), Section Nine (Confidentiality), Section Ten (Indemnification), and Section Eleven (Miscellaneous) to enforce the corresponding obligations notwithstanding the termination of the Agreement for any cause whatsoever.

11.7 Headings. The headings of the Clauses and Sections contained in this Agreement are for reference purposes only and shall not be considered in the interpretation of this Agreement.

11.8 Counterparts. This Agreement may be executed in several counterparts, each of which, when signed, shall be deemed an original and all of which shall constitute one and the same instrument.

11.9 Notices. All notices, requests, summons and other communications that LIFO and SEJO wish to give or are required to give in connection with the execution of this Agreement shall be in writing and shall be delivered or sent to the addresses set forth below:

TO LIFO

Address: Av. Industria Militar s/n Puerta 2

Col. Industria Militar Del. Miguel Hidalgo Ciudad de México, Distrito Federal.
Email: Andres.reyes@codere.com

Tel: 005552017800

Atte: Andrés Alberto Reyes Bermúdez, Director Legal TO

TO SEJO:

Address: Dirección: Avenida de Bruselas, 26, 28108, Alcobendas, Madrid, España
Email: oscar.iglesias@codere.com

Tel: 0034913432967

Atte: Oscar Iglesias Sánchez

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With copy (not constituting notice) to:

Address: Avenida de Bruselas, 26, 28108, Alcobendas, Madrid, España
Email: angel.corzo@codere.com

Tel: 0034913542836

Atte: Ángel Corzo Uceda

The Parties agree to notify each other in writing of any change of address that may occur during the term of this Agreement within ten (10) days after such change, in the understanding that, if they fail to do so, the notices to be given at the previous addresses shall have all their legal effects.

11.10 Applicable Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws applicable in Mexico. Any disputes arising out of or in connection with this Agreement shall be finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce (ICC) by three arbitrators appointed in accordance with such Rules. The arbitration proceedings shall take place in Mexico City, shall be conducted in the Spanish language and shall be resolved in accordance with the substantive laws of Mexico. Judgment on any award rendered by the arbitrators may be enforced by any court having jurisdiction thereof.

[signature page follows]

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LIBROS FORÁNEOS, S.A. DE C.V.

/s/ Federico José Escorial Bonet	/s/ Rodrigo Humberto González Calvillo
Name: Federico José Escorial Bonet Capacity: Legal Representative	Name: Rodrigo Humberto González Calvillo Capacity: Legal Representative

SERVICIOS DE JUEGO ONLINE, S.A.U.

/s/ Oscar Iglesias Sánchez	/s/ Ángel Corzo Uceda
Name: Oscar Iglesias Sánchez Capacity: Director	Name: Ángel Corzo Uceda Capacity: Director

Signature page to the Asociación en Participación Agreement dated June 21, 2021, executed by and between Libros Foráneos, S.A. de C.V., as Managing Partner, represented in this act by Federico José Escorial Bonet and Rodrigo Humberto González Calvillo, and Servicios de Juego Online, S.A., as Associating Partner.

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Exhibit “A”	Anexo “A”

Form of Special Irrevocable Power of Attorney	Formato de Poder Especial Irrevocable

In Mexico City, Mexico, on [●], 2021, before me, Notary Public in and for Mexico City, Mexico, appeared [●] (the “Representative”), in his capacity as attorney-in-fact of Libros Foráneos, S.A. de C.V. (the “Grantor”), a sociedad anónima de capital variable, duly incorporated and existing under the laws of the United Mexican States.	En la Ciudad de México, México, el día [●] de [●] de 2021, compareció ante mí, Notario Público de la Ciudad de México, México, [●] (el “Representante”), en su carácter de apoderado de Libros Foráneos, S.A. de C.V. (el “Otorgante”), una sociedad anónima de capital variable debidamente constituida y existente de conformidad con las leyes de los Estados Unidos Mexicanos.

REPRESENTATIONS	DECLARACIONES

SOLE. The Grantor hereby represents, through its Representative, that:	ÚNICA. Declara el Otorgante, a través de su Representante que:

a) On [●], 2021 the Grantor entered into a joint venture agreement (contrato de asociación en participación), as managing partner, with Servicios de Juego Online, S.A.U., as associating partner (the “Partner”), pursuant to the provisions set forth in article 252 of the Mexican General Law of Business Entities (Ley General de Sociedades Mercantiles) for purposes of, subject to the terms and conditions set forth in such agreement, granting in favor of the Partner a share of the profits and losses resulting from the Business Deal, in the amounts and proportions set forth in such agreement (the “AenP Agreement” as amended from time to time).	a) Con fecha [●] de [●] de 2021 celebró cierto contrato de asociación en participación, en su carácter de asociante, con Servicios de Juego Online, S.A.U., en su carácter de asociado (el “Asociado”), en términos de lo dispuesto por el artículo 252 de la Ley General de Sociedades Mercantiles y con el objeto de, sujeto a los términos y condiciones establecidos en dicho contrato, conceder al Asociado, una participación en las utilidades y pérdidas en la Negociación Mercantil en los montos y proporciones establecidas en dicho contrato (el “Contrato de Asociación en Participación”, según sea modificado de tiempo en tiempo).

b) Pursuant to the provisions set forth in the AenP Agreement and in compliance with the provisions set forth in Clause Second, Section 2.3, of such AenP Agreement, hereby grants a special irrevocable power of attorney in favor of the Partner pursuant to the terms set forth herein.	b) De conformidad con lo convenido en el Contrato de Asociación en Participación y a efecto de dar cumplimiento a lo establecido en la Cláusula Segunda, Sección 2.3, de dicho Contrato de Asociación en Participación, comparece a otorgar un poder especial irrevocable a favor del Asociado, en los términos que se establecen más adelante.

Capitalized terms used herein and not defined shall have the meaning attributed to such terms in the AenP Agreement.	Los términos en mayúscula inicial no definidos en el presente poder tendrán el significado atribuido a los mismos en el Contrato de Asociación en Participación.

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CLAUSES	CLÁUSULAS

The Grantor hereby grants in favor of the Partner, an IRREVOCABLE SPECIAL POWER OF ATTORNEY in connection with a condition to a bilateral agreement in terms of article 2,596 of the Federal Civil Code and the corresponding articles of the Civil Codes of the all the States within the United Mexican States, with authority for ACTS OF DOMAIN AND EXECUTION AND ENDORSEMENT OF NEGOTIABLE INSTRUMENTS, in terms of the third paragraph of Article 2,554 of the Federal Civil Code and its corresponding Articles in the Civil Codes of all the States within the Mexican United States and in terms of article 9 of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito) to (i) appoint exclusively the persons that may dispose and/or dispose directly, through its representatives expressly authorized for such purposes, of the funds available in the Concentrating Bank Accounts (as such term is defined in the AenP Agreement) that result necessary for the operation and exploitation of the Business, provided that, a) any disposal of the funds available in the Concentrating Bank Accounts shall be made exclusively by the Partner and/or any of the persons appointed by the Partner as authorized signatory in those accounts and b) the Partner is expressly authorized pursuant to the terms set forth herein to delegate the authorities granted in its favor pursuant to this item (i) and, provided further that, notwithstanding the foregoing, the Grantor shall be authorized at all times to appoint and/or delegate the powers granted in this section (i) to one or more persons to exclusively make any disposals of the funds available in the Concentrating Bank Account, provided that prior written authorization is obtained from the Partner, which may not be withheld unreasonably, to such persons, that result necessary for the compliance, by the Grantor, of any tax or regulatory obligations related exclusively with the Permit, notwithstanding that such funds have been contributed to the Business by the Partner pursuant to the AenP Agreement, and (ii) to make deposits in and withdrawals from the Concentrating Bank Accounts and to draw against them, as well as to designate the persons authorized to draw against them.	El Otorgante otorga en favor del Asociado, un PODER ESPECIAL CON CARÁCTER DE IRREVOCABLE, por ser condición en un contrato bilateral según lo previsto en el artículo 2,596 del Código Civil Federal y sus correlativos de los Códigos Civiles para las entidades federativas de los Estados Unidos Mexicanos, con facultades para ACTOS DE DOMINIO, Y PARA SUSCRIBIR TÍTULOS Y OPERACIONES DE CRÉDITO, en los términos del tercer párrafo del Artículo 2,554 del Código Civil Federal y sus correlativos de los Códigos Civiles para las entidades federativas de los Estados Unidos Mexicanos, y en términos del artículo 9 de la Ley General de Títulos y Operaciones de Crédito, (i) para que el Asociado disponga, a través de sus representantes expresamente autorizados para dichos efectos, y/o designe de forma exclusiva a las personas que podrán disponer de los recursos disponibles en las Cuentas Bancarias Concentradoras (según dicho término se define en el Contrato de Asociación en Participación) que resulten necesarios para la operación y explotación del Negocio, en el entendido que, a) cualquier disposición de los recursos disponibles en las Cuentas Bancarias Concentradoras deberá realizarse exclusivamente por el Asociado y/o cualquiera de las personas designadas por el Asociado como firmantes autorizados en dichas cuentas y b) el Asociado queda expresamente autorizado en términos del presente para delegar las facultades conferidas en términos del presente inciso (i) y, en el entendido además que, no obstante lo anterior, el Otorgante estará facultado en todo momento para designar a una o más personas exclusivamente para realizar cualesquiera disposiciones de los recursos disponibles en las Cuentas Bancarias Concentradoras, siempre y cuando dichas personas cuenten con la previa autorización por escrito del Asociado, la cual, no podrá ser denegada sin justificación razonable, que resulten necesarias para que el Otorgante pueda dar cumplimiento con cualesquiera obligaciones de carácter fiscal o regulatorio relacionadas exclusivamente con el Permiso, independientemente de que dichos recursos hubieren sido aportados al Negocio por parte del Asociado por virtud del Contrato de Asociación en Participación, y (ii) para que el Asociado, a través de sus representantes, realice y retire depósitos en las Cuentas Bancarias Concentradoras y gire contra ellas y designe de manera exclusiva a las personas que estarán facultadas para girar en contra de las mismas.

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Consequently, this special power of attorney is hereby granted to the Partner, within such limited scope pursuant to the terms set forth in the AenP Agreement, for purposes of vesting such Partner with all the authorities referred to in the third paragraph of article 2,554 of the Federal Civil Code and its corresponding Articles in the Civil Codes of all the States within the Mexican United States and in terms of article 9 of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito).	Por este motivo se otorga en este acto al Asociado, este poder especial con objeto de que, dentro de la especialidad del mismo en términos del Contrato de Asociación en Participación, el Asociado goce de la suma de facultades a que se refiere el tercer párrafo del artículo 2,554 del Código Civil Federal y sus correlativos de los Códigos Civiles para las entidades federativas de los Estados Unidos Mexicanos, y en términos del artículo 9 de la Ley General de Títulos y Operaciones de Crédito.

For purposes of paragraph fifth of article 2554 of the Civil Code, a transcription thereof follows:	Para efectos del párrafo quinto del artículo 2554 del Código Civil, el mismo se transcribe a continuación:

“Article 2554. In all general powers of attorney for lawsuits and collections it shall be sufficient to state that they are granted with all the general powers and with the special powers requiring special clause in accordance with the law in order that they may be considered as granted without any limitation.	“Artículo 2554. En todos los poderes generales para pleitos y cobranzas bastará que se diga que se otorga con todas las facultades generales y las especiales que requieran cláusula especial conforme a la ley para que se entiendan conferidos sin limitación alguna.

In general powers of attorney for management of property, it shall be sufficient to state that they are given with that character, in order that the attorneys-in-fact may have all kinds of management authorities.	En los poderes generales para administrar bienes, bastará expresar que se dan con este carácter para que el apoderado tenga toda clase de facultades administrativas.

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In general powers of attorney to exercise acts of domain, it shall be sufficient to grant them with that character, in order that the attorneys-in-fact may have all the authorities of an owner, both with respect to the property, and to take all actions to defend it.	En los poderes generales, para ejercer actos de dominio, bastará que se den con ese carácter para que el apoderado tenga todas las facultades de dueño, tanto en lo relativo a los bienes, como para hacer toda clase de gestiones, a fin de defenderlos.

If in any of the aforesaid three cases it should be desired to limit the authority of the attorneys-in- fact, the limitation shall be set out, or the authorities of the attorneys-in-fact shall be deemed as special powers of attorney.	Cuando se quisieren limitar, en los tres casos antes mencionados, las facultades de los apoderados, se consignarán las limitaciones, o los poderes serán especiales.

Notaries shall insert this Article in the public deed on which such powers of attorney are executed.”	Los Notarios insertarán este Artículo en los testimonios de los poderes que otorguen.”

Pursuant to the foregoing, the Grantor herein agrees to (i) perform any acts, carry out any procedures or processes, prepare and submit any documents and/or notices, grant any documents, powers of attorney or public instruments and/or perform any other actions that result, necessary, applicable and/or convenient before any person, including but not limited to, such financial institution(s) in which the Concentrating Bank accounts have been opened, to allow that the Partner and/or the persons appointed by such Partner exercise the authorities granted in its favor pursuant to the terms set forth herein, and (ii) to abstain from taking any actions, of any nature, that prevent the Partner from exercising the authorities granted herein.	Con base en lo anterior, por virtud del presente, el Otorgante se obliga a (i) realizar todos los actos, procedimientos y/o trámites, preparar y presentar cualesquier avisos, documentos y/o notificaciones, otorgar cualesquier documentos, poderes e instrumentos públicos y/o realizar cualesquier otros actos que resulten, necesarios, conducentes y/o convenientes frente a cualquier persona, incluyendo sin limitar, aquella(s) institución(es) financiera(s) en la(s) que se encuentren abiertas las Cuentas Bancarias Concentradoras, a efecto de permitir que el Asociado y/o las personas designadas por este último ejerza las facultades conferidas a su favor por virtud del presente documento, y (ii) abstenerse de realizar cualquier acto, de cualquier naturaleza, que impida que el Asociado ejerza las facultades que le han sido conferidas por virtud del presente.

This power of attorney is executed in English and Spanish languages, provided that if differences between both versions should exist, the Spanish version shall prevail. Grantor hereby authorizes the Spanish translation contained herein, having it as exact on all of its parts.	Este poder se otorga en idioma inglés y español, en el entendido que, en caso de existir diferencias entre ambas versiones, la versión en español prevalecerá. El Otorgante en este acto autoriza la versión en español aquí contenida, teniéndola por exacta en todas sus partes.

IN WITNESS WHEREOF, this power of attorney is executed on [●], 2021.	EN TESTIMONIO DE LO CUAL, este poder se firma el día [●] de [●] de 2021.

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LIBROS FORÁNEOS, S.A. DE C.V.

By/Por:
Office/Cargo:

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